Exhibit 99.1

Yahoo! Reports Second Quarter 2013 Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--July 16, 2013--Yahoo! Inc. (NASDAQ: YHOO) today reported results for the quarter ended June 30, 2013.

	Q2 2012	Q2 2013	Percent Change
GAAP revenue	$1,218 million	$1,135 million	(7)%
Revenue ex-TAC	$1,081 million	$1,071 million	(1)%
GAAP income from operations	$55 million	$137 million	150%
Non-GAAP income from operations	$240 million	$209 million	(13)%
GAAP net earnings per diluted share	$0.18	$0.30	68%
Non-GAAP net earnings per diluted share	$0.30	$0.35	19%

“I'm encouraged by Yahoo!’s performance in the second quarter.  Our business saw continued stability, and we launched more products than ever before, introducing a significant new product almost every week,” said Yahoo! CEO Marissa Mayer. “From the new Yahoo! News, the new Yahoo! Sports app, the redesigned Yahoo! search, the new Flickr, the new Yahoo! Mail for tablet, the Yahoo! Weather app, our new Yahoo! app with Summly - this quarter drove tremendous improvements in our product line and our users responded with increased usage and engagement.”

GAAP revenue was $1,135 million for the second quarter of 2013, a 7 percent decrease from the second quarter of 2012. Revenue excluding traffic acquisition costs (“revenue ex-TAC”) was $1,071 million for the second quarter of 2013, a 1 percent decrease compared to the second quarter of 2012.

Adjusted EBITDA for the second quarter of 2013 was $369 million, a 7 percent decrease compared to the same period of 2012.

GAAP income from operations was $137 million for the second quarter of 2013, a 150 percent increase from the second quarter of 2012 (which reflected a restructuring charge of $129 million). Non-GAAP income from operations was $209 million for the second quarter of 2013, a 13 percent decrease from the second quarter of 2012.

GAAP net earnings for the second quarter of 2013 was $331 million, a 46 percent increase from the same period of 2012. Non-GAAP net earnings for the second quarter of 2013 was $386 million, a 6 percent increase from the same period of 2012.

GAAP net earnings per diluted share was $0.30 in the second quarter of 2013, compared to $0.18 in the second quarter of 2012. Non-GAAP net earnings per diluted share was $0.35 in the second quarter of 2013, compared to $0.30 in the second quarter of 2012.

Business Highlights

  Yahoo! accelerated its pace of innovation in the second quarter, launching nearly a dozen new product experiences for its core daily habits — including re-imagined desktop, mobile and tablet versions of Mail, Weather, Flickr, Search, Sports, News, and Yahoo! for iPhone and Android.
  The Company announced two new advertising formats designed to enhance the content experience in a more intuitive and immersive way. Yahoo! Stream Ads offer unobtrusive native ads that are part of a user's Yahoo! news stream. The Company also unveiled a new Yahoo.com Billboard ad, designed to deliver richer content interactions to users and increased effectiveness to advertisers.
  Yahoo! is offering additional content as part of its partnerships with leading news and entertainment brands such as ABC News, CNBC, and Condé Nast Entertainment, adding breadth to its existing portfolio of partner content and enhancing Yahoo!'s cross-screen experiences. The Company also announced a partnership between Yahoo! and Broadway Video Entertainment, along with NBC Entertainment, to bring the "Saturday Night Live" archive clips from 1975 to 2013 exclusively to Yahoo!.
  During the second quarter, Yahoo! made nine acquisitions to strengthen its products, content offerings, core technology and talent — including Summly, Astrid, Milewise, Loki Studios, Go Poll Go, PlayerScale, Rondee, Ghostbird Software and Tumblr. Tumblr is one of the fastest-growing media networks in the world. Its tremendous popularity and engagement among creators, curators and audiences of all ages brings a significant community of users to the Yahoo! network. The combination of Tumblr and Yahoo! is expected to grow Yahoo!'s audience to more than one billion monthly visitors.

Second Quarter 2013 Financial Highlights

Display:

  GAAP display revenue was $472 million for the second quarter of 2013, a 12 percent decrease compared to $535 million for the second quarter of 2012.
  Display revenue ex-TAC was $423 million for the second quarter of 2013, an 11 percent decrease compared to $473 million for the second quarter of 2012.
  The Number of Ads Sold (excluding Korea) decreased approximately 2 percent compared to the second quarter of 2012.
  Price-per-Ad (excluding Korea) decreased approximately 12 percent compared to the second quarter of 2012.

Search:

  GAAP search revenue was $418 million for the second quarter of 2013, a 9 percent decrease compared to $461 million for the second quarter of 2012.
  Search revenue ex-TAC was $403 million for the second quarter of 2013, a 5 percent increase compared to $385 million for the second quarter of 2012.
  Paid Clicks (excluding Korea) increased approximately 21 percent compared to the second quarter of 2012.
  Price-per-Click (excluding Korea) decreased approximately 8 percent compared to the second quarter of 2012.

Cash Balance:

  Cash, cash equivalents, and investments in marketable securities were $4.8 billion as of June 30, 2013 compared to $6 billion as of December 31, 2012, a decrease of $1.2 billion.
  During the second quarter of 2013, Yahoo! repurchased 25 million shares for $653 million and used a net $1 billion in cash for acquisitions (including a net $970 million to acquire Tumblr). These outflows were offset by $846 million in cash from Alibaba Group to redeem the Alibaba Group Preference Shares. The cash received represents the redemption value and includes the stated value of $800 million plus dividends of $46 million.

"We are happy to announce that as of today we have essentially completed our commitment to return $3.65 billion from our Alibaba Group proceeds to shareholders, repurchasing a total of 190 million shares," said Yahoo! CFO Ken Goldman. "As part of our ongoing commitment to shareholders, we plan to continue to execute against the $5 billion share buyback that was authorized last year, of which approximately $1.9 billion remains. We plan to repurchase shares in open market or privately negotiated transactions."

Live Stream

Yahoo! will live stream a video broadcast of the Company's second quarter 2013 financial results at 2 p.m. Pacific Time/5 p.m. Eastern Time today. The live stream will be broadcast from Yahoo!’s Sunnyvale studio and will be available exclusively on Yahoo! Finance at http://finance.yahoo.com. The Company will provide its business outlook for the third quarter and full year during the presentation. Supplemental financial information can be accessed through the Company’s Investor Relations website at http://investor.yahoo.com. The video webcast will be archived after the event at http://investor.yahoo.com and will be available for 90 days following the broadcast.

Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per share - diluted; and free cash flow.

Revenue ex-TAC is GAAP revenue less traffic acquisition costs. Adjusted EBITDA, non-GAAP income from operations, non-GAAP net earnings and non-GAAP net earnings per share - diluted, exclude from the most comparable GAAP financial measures certain gains, losses, and expenses that we do not believe are indicative of ongoing results, and exclude stock-based compensation expense. Adjusted EBITDA also excludes taxes, depreciation, amortization of intangible assets, other income, net (which includes interest), earnings in equity interests, and net income attributable to noncontrolling interests. Free cash flow is GAAP net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees.

These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Financial Statements,” “Supplemental Financial Data and GAAP to Non-GAAP Reconciliations,” and “GAAP to Non-GAAP Reconciliations.”

About Yahoo!

Yahoo! is focused on making the world's daily habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo! is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company's blog (yahoo.tumblr.com).

“Affiliates” refers to the third-party entities that have integrated Yahoo!’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“Alibaba Group” means Alibaba Group Holding Limited.

“Net earnings” means net income attributable to Yahoo! Inc., and “net earnings per diluted share” means net income attributable to Yahoo! Inc. common stockholders per share – diluted.

“Number of Ads Sold” is defined as the total number of ads displayed, or impressions, for paying advertisers on Yahoo! Properties.

“Paid Clicks” are defined as the total number of times an end-user clicks on a sponsored listing on Yahoo! Properties and Affiliate sites for which an advertiser pays on a per click basis.

“Price-per-Ad” is defined as display revenue from Yahoo! Properties divided by our Number of Ads Sold.

“Price-per-Click” is defined as search revenue divided by our Paid Clicks.

Additional information about how “Number of Ads Sold,” “Paid Clicks,” “Price-per-Ad,” and “Price-per-Click” are defined and calculated is included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which is on file with the SEC and available on the SEC's website at www.sec.gov. Due to the closure of the Korea business in the fourth quarter of 2012, “Number of Ads Sold”, “Paid Clicks”, “Price-per-Ad”, and “Price-per-Click,” as presented above, exclude the Korea market for all periods.

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo! and Microsoft Corporation, as amended.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo! Properties.

“Yahoo! Properties” refers to the online properties and services that Yahoo! provides to users.

This press release contains forward-looking statements concerning Yahoo!'s expected financial performance and Yahoo!'s strategic and operational plans (including, without limitation, the quotation from management). Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, acceptance by users of new products and services (including, without limitation, products and services for mobile devices and alternative platforms); Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks associated with the Search Agreement with Microsoft Corporation; risks related to Yahoo!’s regulatory environment; interruptions or delays in the provision of Yahoo!’s services; security breaches; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; adverse results in litigation; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on third parties for technology, services, content, and distribution; and general economic conditions. All information set forth in this press release and its attachments is as of July 16, 2013. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which will be filed with the SEC in the third quarter of 2013.

Yahoo!, Flickr and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	June 30,
	2012	2013

ASSETS
Current assets:
Cash and cash equivalents	$2,667,778	$1,142,223
Short-term marketable securities	1,516,175	1,486,591
Accounts receivable, net	1,008,448	941,811
Prepaid expenses and other current assets	460,312	887,677
Total current assets	5,652,713	4,458,302

Long-term marketable securities	1,838,425	2,161,814
Alibaba Group Preference Shares	816,261	-
Property and equipment, net	1,685,845	1,579,822
Goodwill	3,826,749	4,582,588
Intangible assets, net	153,973	398,300
Other long-term assets	289,130	171,210
Investments in equity interests	2,840,157	2,874,387

Total assets	$17,103,253	$16,226,423

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$184,831	$120,028
Accrued expenses and other current liabilities	808,475	763,117
Deferred revenue	296,926	294,968
Total current liabilities	1,290,232	1,178,113

Long-term deferred revenue	407,560	333,229
Capital lease and other long-term liabilities	124,587	125,639
Deferred and other long-term tax liabilities, net	675,271	730,708
Total liabilities	2,497,650	2,367,689

Total Yahoo! Inc. stockholders' equity	14,560,200	13,808,864
Noncontrolling interests	45,403	49,870
Total equity	14,605,603	13,858,734

Total liabilities and equity	$17,103,253	$16,226,423

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013

Revenue	$1,217,794	$1,135,244	$2,439,027	$2,275,612

Operating expenses:
Cost of revenue - traffic acquisition costs	137,025	64,316	281,116	130,384
Cost of revenue - other	278,453	271,262	532,432	549,269
Sales and marketing	272,910	279,738	558,178	536,757
Product development	199,628	236,248	428,106	455,828
General and administrative	136,117	135,039	260,388	268,460
Amortization of intangibles	9,756	8,084	19,809	15,449
Restructuring charges, net	129,092	3,578	134,809	(3,484)
Total operating expenses	1,162,981	998,265	2,214,838	1,952,663

Income from operations	54,813	136,979	224,189	322,949

Other income, net	20,175	23,606	22,453	40,678

Income before income taxes and earnings in equity interests	74,988	160,585	246,642	363,627

Provision for income taxes	(26,523)	(50,267)	(82,942)	(80,003)
Earnings in equity interests	179,991	224,690	352,234	442,278

Net income	228,456	335,008	515,934	725,902

Less: Net income attributable to noncontrolling interests	(1,825)	(3,858)	(2,960)	(4,467)

Net income attributable to Yahoo! Inc.	$226,631	$331,150	$512,974	$721,435

Net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.18	$0.30	$0.42	$0.65

Shares used in per share calculation - diluted	1,221,719	1,094,694	1,224,102	1,101,395

Stock-based compensation expense by function:
Cost of revenue - other	$2,614	$3,029	$5,508	$6,607
Sales and marketing	18,981	23,775	40,078	39,820
Product development	17,808	20,537	37,279	28,800
General and administrative	10,168	20,795	22,672	37,514
Restructuring expense reversals, net	(3,429)	-	(3,429)	-

Supplemental Financial Data:
Revenue ex-TAC	$1,080,769	$1,070,928	$2,157,911	$2,145,228
Adjusted EBITDA	$397,715	$369,182	$782,022	$754,787
Free cash flow	$93,390	$131,400	$289,213	$281,308

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the three months ended June 30, 2012 and the six months ended June 30, 2013.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$228,456	$335,008	$515,934	$725,902
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	131,789	141,426	254,539	285,290
Amortization of intangible assets	28,864	19,067	60,209	37,477
Stock-based compensation expense	46,142	68,136	102,108	112,741
Non-cash restructuring charges	38,638	-	38,638	547
Dividend income related to Alibaba Group Preference Shares	-	(15,475)	-	(35,726)
Dividends received from equity investees	83,648	123,058	83,648	135,058
Tax benefits from stock-based awards	(4,949)	188	(3,935)	9,725
Excess tax benefits from stock-based awards	(8,609)	(5,706)	(16,770)	(18,513)
Deferred income taxes	(14,075)	(7,839)	(18,474)	(27,997)
Earnings in equity interests	(179,991)	(224,690)	(352,234)	(442,278)
(Gain) loss from sale of investments, assets, and other, net	(15,105)	1,270	(18,962)	13,175
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(112,549)	657	(9,908)	58,510
Prepaid expenses and other	20,448	(119,275)	11,018	(99,568)
Accounts payable	6,728	11,381	(35,714)	(59,754)
Accrued expenses and other liabilities	28,233	53,711	(15,755)	(69,761)
Deferred revenue	(3,108)	(50,089)	(22,329)	(75,318)
Net cash provided by operating activities	274,560	330,828	572,013	549,510

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(106,131)	(82,076)	(215,922)	(151,657)
Purchases of marketable securities	(469,046)	(763,009)	(645,266)	(2,244,302)
Proceeds from sales of marketable securities	414,478	1,034,246	548,439	1,458,593
Proceeds from maturities of marketable securities	120,798	279,306	198,498	462,406
Proceeds related to the redemption of Alibaba Group Preference Shares	-	800,000	-	800,000
Purchases of intangible assets	(1,286)	(924)	(3,088)	(2,052)
Proceeds from the sale of investments	26,132	-	26,132	-
Acquisitions, net of cash acquired	-	(1,014,010)	-	(1,024,157)
Other investing activities, net	(2,141)	(6,961)	(9,421)	(3,139)
Net cash (used in) provided by investing activities	(17,196)	246,572	(100,628)	(704,308)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	66,248	61,984	77,871	123,092
Repurchases of common stock	(455,507)	(652,750)	(526,007)	(1,427,825)
Excess tax benefits from stock-based awards	8,609	5,706	16,770	18,513
Tax withholdings related to net share settlements of restricted stock units	(6,990)	(7,448)	(38,494)	(51,137)
Other financing activities, net	(1,209)	(1,373)	(2,222)	(2,778)
Net cash used in financing activities	(388,849)	(593,881)	(472,082)	(1,340,135)

Effect of exchange rate changes on cash and cash equivalents	(49,214)	(15,929)	(22,424)	(30,622)

Net change in cash and cash equivalents	(180,699)	(32,410)	(23,121)	(1,525,555)
Cash and cash equivalents, beginning of period	1,719,968	1,174,633	1,562,390	2,667,778

Cash and cash equivalents, end of period	$1,539,269	$1,142,223	$1,539,269	$1,142,223

Yahoo! Inc.

Note to Unaudited Condensed Consolidated Financial Statements

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”); adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per diluted share; and free cash flow, which are reconciled to revenue; net income attributable to Yahoo! Inc. (in the case of adjusted EBITDA and non-GAAP net earnings); income from operations; net income attributable to Yahoo! Inc. common stockholders per share – diluted; and net cash provided by operating activities, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, net income attributable to Yahoo! Inc., income from operations, net income attributable to Yahoo! Inc. common stockholders per share – diluted, and net cash provided by operating activities calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”) and payments made to companies that direct consumer and business traffic to Yahoo!’s online properties and services (“Yahoo! Properties”). Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo! Properties and Affiliate sites in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded as a part of operating expenses. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes during the Microsoft transition and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and total operating expenses, which includes TAC in non-transitioned markets.

Adjusted EBITDA is defined as net income attributable to Yahoo! Inc. before taxes, depreciation, amortization of intangible assets, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results. Yahoo! presents adjusted EBITDA because the exclusion of certain gains, losses, and expenses facilitates comparisons of the operating performance of our Company on a period to period basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. These limitations include: adjusted EBITDA does not reflect tax payments and such payments reflect a reduction in cash available to us; adjusted EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses; adjusted EBITDA does not include stock-based compensation expense related to the Company’s workforce; adjusted EBITDA also excludes other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results, and these items may represent a reduction or increase in cash available to us; and adjusted EBITDA is a measure that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry. Management compensates for these limitations by also relying on the comparable GAAP financial measure of net income attributable to Yahoo! Inc., which includes taxes, depreciation, amortization, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and the other gains, losses and expenses that are excluded from adjusted EBITDA.

Non-GAAP income from operations is defined as income from operations excluding certain gains, losses, and expenses that we do not believe are indicative of our ongoing operating results and further adjusted to exclude stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on income from operations. We consider non-GAAP income from operations to be a profitability measure which facilitates the forecasting of our operating results for future periods and allows for the comparison of our results to historical periods. A limitation of non-GAAP income from operations is that it does not include all items that impact our income from operations for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of income from operations which includes the gains, losses, and expenses that are excluded from non-GAAP income from operations.

Non-GAAP net earnings is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results and further adjusted to exclude stock-based compensation expense and its related tax effects. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on net income and net income per share. We consider non-GAAP net earnings and non-GAAP net earnings per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net earnings and non-GAAP net earnings per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net earnings and non-GAAP net earnings per diluted share.

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Yahoo! Inc.
Supplemental Financial Data and GAAP to Non-GAAP Reconciliations
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
Revenue for groups of similar services:
Display	$534,972	$471,742	$1,046,189	$926,813
Search	460,969	418,202	931,366	842,889
Other	221,853	245,300	461,472	505,910
Total revenue	$1,217,794	$1,135,244	$2,439,027	$2,275,612

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$534,972	$471,742	$1,046,189	$926,813
TAC associated with display revenue	(61,552)	(48,610)	(118,978)	(101,657)
Display revenue ex-TAC	$473,420	$423,132	$927,211	$825,156

GAAP search revenue	$460,969	$418,202	$931,366	$842,889
TAC associated with search revenue for non-transitioned markets	(75,473)	(14,931)	(162,138)	(30,988)
Search revenue ex-TAC	$385,496	$403,271	$769,228	$811,901

Other GAAP revenue	$221,853	$245,300	$461,472	$505,910
TAC associated with other GAAP revenue	-	(775)	-	2,261
Other revenue ex-TAC	$221,853	$244,525	$461,472	$508,171

Revenue ex-TAC:
GAAP revenue	$1,217,794	$1,135,244	$2,439,027	$2,275,612
TAC	(137,025)	(64,316)	(281,116)	(130,384)
Revenue ex-TAC	$1,080,769	$1,070,928	$2,157,911	$2,145,228

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$821,751	$828,537	$1,657,784	$1,670,732
TAC	(45,910)	(37,120)	(88,865)	(74,642)
Revenue ex-TAC	$775,841	$791,417	$1,568,919	$1,596,090

EMEA:
GAAP revenue	$128,099	$97,387	$262,061	$192,211
TAC	(34,187)	(11,372)	(79,849)	(22,908)
Revenue ex-TAC	$93,912	$86,015	$182,212	$169,303

Asia Pacific:
GAAP revenue	$267,944	$209,320	$519,182	$412,669
TAC	(56,928)	(15,824)	(112,402)	(32,834)
Revenue ex-TAC	$211,016	$193,496	$406,780	$379,835

Total revenue ex-TAC	$1,080,769	$1,070,928	$2,157,911	$2,145,228

Direct costs by segment (2):
Americas	$181,510	$172,268	$360,735	$342,392
EMEA	41,277	41,416	81,498	79,844
Asia Pacific	56,248	49,667	107,739	104,681
Global operating costs (3)	410,519	438,395	832,417	863,524
Restructuring charges, net	129,092	3,578	134,809	(3,484)
Depreciation and amortization	157,739	160,489	310,987	322,581
Stock-based compensation expense	49,571	68,136	105,537	112,741
Income from operations	$54,813	$136,979	$224,189	$322,949

Reconciliation of net income attributable to Yahoo! Inc. to adjusted EBITDA:
Net income attributable to Yahoo! Inc.	$226,631	$331,150	$512,974	$721,435
Deal costs related to the sale of Alibaba Group shares	6,500	-	6,500	-
Depreciation and amortization	157,739	160,489	310,987	322,581
Stock-based compensation expense	49,571	68,136	105,537	112,741
Restructuring charges, net	129,092	3,578	134,809	(3,484)
Other income, net	(20,175)	(23,606)	(22,453)	(40,678)
Provision for income taxes	26,523	50,267	82,942	80,003
Earnings in equity interests	(179,991)	(224,690)	(352,234)	(442,278)
Net income attributable to noncontrolling interests	1,825	3,858	2,960	4,467
Adjusted EBITDA	$397,715	$369,182	$782,022	$754,787

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$274,560	$330,828	$572,013	$549,510
Acquisition of property and equipment, net	(106,131)	(82,076)	(215,922)	(151,657)
Dividends received from equity investees	(83,648)	(123,058)	(83,648)	(135,058)
Excess tax benefits from stock-based awards	8,609	5,706	16,770	18,513
Free cash flow	$93,390	$131,400	$289,213	$281,308
(2)	Direct costs for each segment include cost of revenue (excluding TAC) and other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses.
(3)	Global operating costs include product development, service engineering and operations, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment.

Yahoo! Inc.
GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)

		Three Months Ended
		June 30,
		2012	2013

GAAP income from operations		$54,813	$136,979

(a)	Restructuring charges, net	129,092	3,578

(b)	Stock-based compensation expense	49,571	68,136

(c)	Deal costs related to the sale of Alibaba Group shares	6,500	-

Non-GAAP income from operations (4)		$239,976	$208,693

GAAP net income attributable to Yahoo! Inc.		$226,631	$331,150

(a)	Restructuring charges, net	129,092	3,578

(b)	Stock-based compensation expense	49,571	68,136

(c)	Deal costs related to the sale of Alibaba Group shares	6,500	-

(d)	To adjust the provision for income taxes to exclude the tax impact of items (a) through (c) above for the three months ended June 30, 2012 and 2013	(49,212)	(16,995)

Non-GAAP net earnings (5)		$362,582	$385,869

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)		$0.18	$0.30

Non-GAAP net earnings per share - diluted (5)		$0.30	$0.35

Shares used in per share calculation - diluted		1,221,719	1,094,694

		Six Months Ended
		June 30,
		2012	2013

GAAP income from operations		$224,189	$322,949

(a)	Restructuring charges (reversals), net	134,809	(3,484)

(b)	Stock-based compensation expense	105,537	112,741

(c)	Deal costs related to the sale of Alibaba Group shares	6,500	-

Non-GAAP income from operations (4)		$471,035	$432,206

GAAP net income attributable to Yahoo! Inc.		$512,974	$721,435

(a)	Restructuring charges (reversals), net	134,809	(3,484)

(b)	Stock-based compensation expense	105,537	112,741

(c)	Deal costs related to the sale of Alibaba Group shares	6,500	-

(d)	To adjust the provision for income taxes to exclude the tax impact of items (a) through (c) above for the six months ended June 30, 2012 and 2013	(63,656)	(24,641)

Non-GAAP net earnings (5)		$696,164	$806,051

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)		$0.42	$0.65

Non-GAAP net earnings per share - diluted (5)		$0.57	$0.73

Shares used in per share calculation - diluted		1,224,102	1,101,395

(1)

The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the three months ended June 30, 2012 and the six months ended June 30, 2013.

(4)	Commencing in 2013, non-GAAP income from operations excludes stock-based compensation expense. Prior period amounts have been revised to conform to the current presentation.
(5)	Commencing in 2013, non-GAAP net earnings and non-GAAP net earnings per share - diluted exclude stock-based compensation expense and its related tax effects. Prior period amounts have been revised to conform to the current presentation.

CONTACTS:
Media Relations Contact:
Yahoo! Inc.
Sara Gorman, 408-349-4040
media@yahoo-inc.com
or
Investor Relations Contact:
Yahoo! Inc.
Joon Huh, 408-349-3382
investorrelations@yahoo-inc.com